Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

NATHANIEL ENERGY CORPORATION

(Pursuant to Section 242 of the
General Corporation Law of Delaware)

NATHANIEL ENERGY CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “corporation”),  DOES HEREBY CERTIFY:

FIRST:           The name of the corporation is Nathaniel Energy Corporation.  The corporation was originally incorporated under the name Ajax Reinsurance Limited pursuant to the General Corporation Law on the 18th day of January, 1996.

SECOND:      The Certificate of Incorporation of the corporation is hereby amended to (i) increase the number of shares of Common and Preferred Stock that the corporation shall be authorized to issue, and (ii) provide authority of the Board of Directors of the corporation to determine rights and preferences of Preferred Stock.

THIRD:          Article FOURTH of the Certificate of Incorporation of the corporation is hereby amended in its entirety to read as follows:

“FOURTH:            (a)           The aggregate number of shares of stock which the corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000), of which Two Hundred Million (200,000,000) shares shall be designated as Common Stock, with a par value of $.001, and Ten Million (10,000,000) shares shall be designated as Preferred Stock, with a par value of

$.001.

(b)           The Board of Directors hereby is vested with the authority to provide for the issuance of the Preferred Stock, at any time and from time to time, in one or more series, each of such series to have such voting powers, designations, preferences and relative participating, optional, conversion and other rights, and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions duly adopted by the Board of Directors providing for the issuance of such shares or series thereof. The authority which hereby is vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Stock:

(i)            The designation of any series.

(ii)           The number of shares initially constituting any such series.

(iii)          The increase, and the decrease to a number not less than the number of the outstanding shares of any such series, of the number of shares constituting such series theretofore fixed.

(iv)          The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

(v)           Whether or not the shares of Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(vi)          The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation; provided, however, that the holders of shares ranking senior to other shares shall be entitled to be paid, or to have set apart for payment, not less than the liquidation value of such shares before the holders of shares of the Common Stock or the holders of any other series of Preferred Stock ranking junior to such shares.

(vii)         Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share.

(viii)        Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof.

(ix)           Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof.

(x)            Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price.

(xi)           Any other relative rights, preferences, qualifications, limitations and restrictions.”

FOURTH:              Written consent to the foregoing amendment was given in accordance with Section 228 of the General Corporation Law.

FIFTH:           The amendment was duly adopted pursuant to the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by the Chief Executive Officer of the Corporation on this 12th day of October, 2005.

NATHANIEL ENERGY CORPORATION

By:	/s/ George A. Cretecos
George A. Cretecos Chief Executive Officer